Exhibit 10.3

TENNECO INC.

PERFORMANCE SHARE UNIT AWARD AGREEMENT

(            -             Performance Period)

Participant

Effective as of [Grant Date] (the “Grant Date”), the Participant has been granted a Full Value Award (the “Award”) under the Tenneco Inc. 2006 Long-Term Incentive Plan (the “Plan”) in the form of performance share units (“PSUs”) with respect to the number of shares of Common Stock (“Target PSUs”) set forth herein. The Award is subject to the following terms and conditions (sometimes referred to as this “Award Agreement”) and the terms and conditions of the Plan as the same has been and may be amended from time to time. Terms used in this Award Agreement are defined elsewhere in this Award Agreement; provided, however, that, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan.

1. General Terms of the Award. The following terms and conditions apply to the Award:

Performance Period:	January 1, 201 to December 31, 202

Target PSUs:

Earning of Award:	50% based on Relative TSR Performance
50% based on Cumulative EVA Performance

Appendix A of this Award Agreement, which is incorporated herein and forms a part of this Award Agreement, sets forth the manner in which the “Relative TSR Performance” and “Cumulative EVA Performance” are calculated for purposes of this Award Agreement for the Performance Period. Relative TSR Performance and Cumulative EVA Performance are sometimes referred to herein individually as a “Performance Target” and collectively as the “Performance Targets”.

2. Determination of Amount of Award. The number of Target PSUs that shall become vested pursuant to this Award shall be based on satisfaction of Performance Targets as determined in accordance with the following:

(a)	TSR Target PSUs. For purposes hereof, the Participant’s “TSR Target PSUs” is 50% of his or her total Target PSUs. The maximum number of TSR Target PSUs (expressed as a percentage, the “TSR Vesting Percentage”) to which the Participant may become entitled under the Award (subject to the terms and conditions of the Plan) is based on the Company TSR Percentile Ranking (calculated as described in Appendix A) for the Performance Period based on the following chart:

Relative TSR Performance (Company TSR Percentile Ranking)	TSR Vesting Percentage
≥ 75th	200% (maximum)
50th	100% (target)
25th	25% (threshold)
<25th	0%

Interpolation shall be used to determine the TSR Vesting Percentage in the event the Relative TSR Performance does not fall directly on one of the ranks listed in the above chart.

(b)	EVA Target PSUs. For purposes hereof, the Participant’s “EVA Target PSUs” is 50% of his or her total Target PSUs. The maximum number of EVA Target PSUs (expressed as a percentage, the “EVA Vesting Percentage”) to which the Participant may become entitled under the Award (subject to the terms and conditions of this Award Agreement) is based on the achievement by the Company of Cumulative EVA (calculated as described in Appendix A) for the Performance Period against the Cumulative EVA Target established by the Committee for the Performance Period.

(c)	Determination of Performance Targets and Number of Vested Target PSUs. As soon as practicable following the end of the Performance Period, the Committee shall determine whether and the extent to which the Performance Targets have been satisfied and the number of the Participant’s Target PSUs to which the Participant shall be entitled under the Award, subject to the terms and conditions of Paragraph 3 and the other terms and conditions of this Award Agreement.

3. Form and Timing of Settlement of Award.

(a)	Unvested Award. Except as otherwise specifically provided herein, the Participant shall have no right with respect to any payments or other amounts in respect of this Award until the Award is actually settled on the Settlement Date (as defined below) and if the Participant’s Termination Date occurs before the Settlement Date, the Participant shall forfeit this Award and shall have no rights with respect thereto.

(b)	Settlement Generally. Except as otherwise provided in this Paragraph 3, the settlement of this Award shall be made following the end of the Performance Period as of a date determined by the Committee and no later than two and one-half months after the end of the Performance Period (such date, the “Settlement Date”). Unless otherwise determined by the Committee in accordance with the terms of the Plan, settlement shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each vested Target PSU, plus an amount of cash equal to the Fair Market Value of any fractional vested Target PSUs being settled as of such Settlement Date. Upon the settlement of the Award, the Award shall be cancelled.

(c)	Termination for Death, Total Disability or Retirement. Notwithstanding the provisions of Paragraphs 3(a) and (b), if the Participant’s Termination Date occurs on or before the end of the Performance Period:

(i)	as a result of the Participant’s death or Total Disability (as defined below), the Participant (or, in the event of his or her death, his or her beneficiary) shall be entitled to settlement of that number of Target PSUs equal to the product of (A) 100% of the Target PSUs subject to this Award for the Performance Period, multiplied by (B) the Termination Multiplier (as defined below), which Target PSUs shall be settled within 60 days after the Participant’s Termination Date (and such date shall be the “Settlement Date” for purposes of this Award Agreement), or

(ii)	as a result of Retirement (as defined below), the Participant shall be entitled to settlement of that number of Target PSUs equal to the product of (A) the number of Target PSUs to which the Participant would otherwise have been entitled pursuant to Paragraph 2 for the Performance Period had the Participant’s Termination Date not occurred prior to the end of the Performance Period, multiplied by (B) the Termination Multiplier, which Target PSUs shall be settled on the Settlement Date.

If the Participant’s Termination Date occurs after the end of the Performance Period and prior to the Settlement Date for the Performance Period as a result of the Participant’s death, Total Disability or Retirement, the Participant (or, in the event of his or her death, his or her beneficiary) shall be entitled to settlement on the Settlement Date of that number of Target PSUs to which the Participant would have been entitled for the Performance Period had his or her Termination Date not occurred prior to the Settlement Date.

(d)	Change in Control. In the event of a Change in Control, the terms of Article 6 of the Plan shall control.

(e)

Certain Definitions. For purposes of this Award Agreement, the term (i) “Total Disability” means an event that results in the Participant being (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or its Subsidiaries, (ii) “Retirement” means the Participant’s termination of employment with the Company and its Subsidiaries, other than termination by the Company and its

Subsidiaries for cause, which shall include the failure to meet the obligations required by the individual’s position (as determined in the reasonable discretion of the Committee), after the date on which the Participant attains (A) age 65 or (B) age 55 and has completed at least 10 years of service with the Company and its Subsidiaries, and (iii)“Termination Multiplier” means a fraction, the numerator of which is the number of full months of the Participant’s employment during the Performance Period prior to his or her Termination Date and the denominator of which is the number of full months in the Performance Period.

(f)	Effect of Contrary Terms in Employment Agreement. In the event that the Company (or any of its Subsidiaries) is a party to a written employment agreement with the Participant, and if the employment agreement is inconsistent with the provisions of this Paragraph 3, the terms of the employment agreement will take precedence over the foregoing provisions, as applicable.

4. Payment of Fair Market Value in Certain Cases. If the Participant is entitled to receive payment for the fair market value of this Award pursuant to Article 6 of the Plan (relating to Change in Control), that fair market value shall be equal to the amount the Participant would have received hereunder as if (a) his or her service had continued through the end of the Performance Period and (b) he or she had earned 100% of his or her Target PSUs.

5. Withholding. All Awards and distributions under the Plan, including this Award and any distribution in respect of this Award, are subject to withholding of all applicable taxes, and the delivery of any cash or other benefits under the Plan or this Award is conditioned on satisfaction of the applicable tax withholding obligations. Such withholding obligations may be satisfied, at the Participant’s election, (a) through cash payment by the Participant, (b) through the surrender of shares of Common Stock that the Participant already owns, or (c) through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Plan; provided, however, that any withholding obligations with respect to any Participant shall be satisfied by the method set forth in subparagraph (c) of this Paragraph 5 unless the Participant otherwise elects in accordance with this Paragraph 5. The amount withheld in the form of shares of Common Stock under this Paragraph 5 may not exceed the minimum statutory withholding obligation (based on the minimum statutory withholding rates for Federal and state purposes, including, without limitation, payroll taxes) unless otherwise elected by the Participant, in no event shall the Participant be permitted to elect less than the minimum statutory withholding obligation, and in no event shall the Participant be permitted to elect to have an amount withheld in the form of shares of Common Stock pursuant to this Paragraph 5 that exceeds the maximum individual tax rate for the employee in applicable jurisdictions.

6. Transferability. This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

7. Heirs and Successors. If any benefits deliverable to the Participant under this Award Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Participant’s Designated Beneficiary, in accordance with the provisions of this Award Agreement. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Company in such form and at such time as the Company shall require and in accordance with such rules and procedures established by the Company. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant.

8. Administration. The authority to administer and interpret this Award and this Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Award and this Award Agreement as it has with respect to the Plan. Any interpretation of this Award or this Award Agreement by the Committee and any decision made by it with respect to the Award or the Award Agreement is final and binding on all persons.

9. Addendum to Award Agreement. Notwithstanding any provision of this Award Agreement, if the Participant resides and/or works outside the United States of America (the “United States”, “U.S.” or “U.S.A.”), this Award shall be subject to the special terms and conditions set forth in Appendix B (the “Addendum”) for the Participant’s country. Further, if Participant transfers residence and/or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer). The Addendum shall constitute part of this Award Agreement.

10. Notices. Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Committee or the Company at the Company’s principal offices, to the Participant at the Participant’s address as last known by the Company or, in any case, such other address as one party may designate in writing to the other.

11. Governing Law. The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the State of Illinois and applicable federal law.

12. Amendments. The Board may, at any time, amend or terminate the Plan, and the Committee may amend this Award Agreement, provided that, except as provided in the Plan, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Award Agreement prior to the date such amendment or termination is adopted by the Board or the Committee, as the case may be. Without limiting the generality of the foregoing or of Paragraph 15, the Committee may amend or terminate this Award at any time prior to the Settlement Date in its sole discretion to exercise downward discretion in the amount payable under this Award if the Committee determines that the payout yielded or that would be yielded by this Award for the Performance Period does not accurately reflect the Company’s performance for the Performance Period.

13. Award Not Contract of Employment. The Award does not constitute a contract of employment or continued service, and the grant of the Award shall not give the Participant the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan or this Award Agreement, unless such right or claim has specifically accrued under the terms of the Plan and this Award Agreement.

14. Severability. If a provision of this Award Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

15. Plan Governs/Other Terms. The Award evidenced by this Award Agreement is granted pursuant to the Plan, and this Award and this Award Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Award Agreement by reference or are expressly cited. Notwithstanding any other provision of the Plan or this Award Agreement, (a) all Awards are subject to the Company’s recoupment or clawback policies as applicable and as in effect from time to time, (b) if the Committee determines, in its sole discretion, that the Participant at any time has willfully engaged in any activity that the Committee determines was or is harmful to the Company or any of its Subsidiaries, any unpaid portion of the Award shall be forfeited and the Participant shall have no rights with respect thereto, (c) the Committee may, in its sole and absolute discretion, adjust any Performance Target or the calculation thereof, and (d) this Award is subject to forfeiture if the Participant fails to accept the Award within the first twelve (12) months following the Grant Date in accordance with procedures established by the Company.

16. Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

17. Special Section 409A Rules. It is intended that any amounts payable under this Award Agreement shall either be exempt from or comply with section 409A of the Code. The provisions of this Award shall be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):

(a)	and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment or separation from service; and

(b)	the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

ACCEPTED:		TENNECO INC.

Type or Print Legal Name	(Date)	Senior Vice President Global Human Resources and Administration

Signature

Social Security Number or National ID

Street Address

City/State/Zip/Country

APPENDIX A

DEFINITIONS AND CALCULATION METHODOLOGIES

Calculation of Relative TSR Performance.

Calculation of TSR

“TSR”	=	Change in Stock Price + Dividends Paid
Beginning Stock Price

(i) Beginning Stock Price shall mean the average of the Closing Prices for each of the twenty (20) trading days immediately prior to the first day of the Performance Period;

(ii) Ending Stock Price shall mean the average of Closing Prices for each of the last twenty (20) trading days of the Performance Period;

(iii) Change in Stock Price shall equal the Ending Stock Price minus the Beginning Stock Price;

(iv) Dividends Paid shall mean the total of all dividends paid on one (1) share of stock during the Performance Period, provided that dividends shall be treated as though they are reinvested;

(v) Closing Price shall mean the last reported sale price on the applicable stock exchange or market of one share of stock for a particular trading day; and

(vi) In all events, TSR shall be adjusted to give effect to any stock dividends, stock splits, reverse stock splits and similar transactions.

Calculation of Company TSR Percentile Ranking

The Company TSR Percentile Ranking is computed by (A) computing the Company’s TSR for the Performance Period and (b) computing the TSR for the Performance Period of each company that was in the peer group selected by the Committee for the Performance Period (the “Peer Group”), provided that if a company declares bankruptcy at any time during the Performance Period, the company will be removed from the Peer Group, and if a company does not have publicly reported stock prices for the whole Performance Period, the company will be removed from the Peer Group. The Company TSR Percentile Ranking is the percentage of TSRs of the Peer Group calculated that are lower than the Company’s TSR (e.g., if the Company’s TSR is greater than 75% of the TSRs of the members of the Peer Group, the Company TSR Percentile Ranking is the 75th percentile).

Calculation of Cumulative EVA Performance.

Cumulative EVA Performance for the Performance Period is based on the Company’s cumulative EVA for the three years during the Performance Period (“Cumulative EVA”) expressed as a percentage of the three-year target for Cumulative EVA for the Performance Period as established by the Committee (“Cumulative EVA Target”).

“EVA” means the “economic value added” of the Company determined for the applicable period by deducting the Company’s Capital Charge from NOPAT, as determined by the Committee. EVA is intended to reflect a measure of profit after subtracting the cost of all capital employed. EVA® is a registered trademark of Stern Stewart & Co.

“Capital Charge” means the Cost of Capital multiplied by the Company’s aggregate capital, as determined by the Committee.

“Cost of Capital” means the Company’s weighted average of the expected return on the Company’s debt and equity capital. Cost of Capital is intended to reflect the rate of return that an investor could earn by choosing another investment with equivalent risk.

“NOPAT” means the Company’s net operating profit after tax, as determined by the Committee based on the Company’s audited financial statements, subject to adjustments established by the Committee.